[LETTERHEAD OF DECHERT LLP]

January 27, 2003

UBS Securities Trust
51 West 52nd Street
New York, NY 10019-6114

Re:   UBS Securities Trust
      Post Effective Amendment No. 3 to the
      Registration Statement on Form N-1A ("Registration Statement")

Dear Ladies and Gentlemen:

We have acted as counsel to UBS Securities Trust (the "Trust"), a statutory trust duly organized and validly existing under the laws of the State of Delaware, in connection with the Registration Statement relating to the issuance and sale by the Trust of an indefinite number of its authorized shares of beneficial interest ("Shares") in each of its Class A, Class B (consisting of Sub-Class B-1, Sub-Class B-2, Sub-Class B-3, and Sub-Class B-4 shares), Class C, and Class Y under the Securities Act of 1933, as amended, and under the Investment Company Act of 1940, as amended. We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Trust's Certificate of Trust, Trust Instrument, as amended, and By-Laws, as amended.

Based upon the foregoing, we are of the opinion that the shares proposed to be sold pursuant to the Registration Statement, when paid for as contemplated in the Registration Statement, will be legally and validly issued, fully paid and non-assessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Trust's Statement of Additional Information of the Registration Statement to be dated on or about January 28, 2002, and in any revised or amended versions thereof under the caption "Legal Counsel." In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,


/s/ Dechert LLP